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EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors,
California Amplifier, Inc.

We consent to the incorporation by reference herein of our report dated May 13, 2002, with respect to the consolidated balance sheet of California Amplifier, Inc. as of March 2, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year then ended, which report appears in the March 2, 2002 Annual Report on Form 10-K of California Amplifier, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Los Angeles, California
August 28, 2002

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EXHIBIT 23.1
INDEPENDENT AUDITOR'S CONSENT